ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-132747 Dated March 1, 2007

Yield Optimization Notes with Contingent Protection
Enhanced Income Solutions for Equity Investors

UBS AG $• Notes linked to the common stock of Apple Inc. due on or about March 31, 2008
UBS AG $• Notes linked to the common stock of Halliburton Co. due on or about March 31, 2008
UBS AG $• Notes linked to the common stock of Intel Corp. due on or about March 31, 2008
UBS AG $• Notes linked to the common stock of Starbucks Corp. due on or about March 31, 2008

Investment Description

Yield Optimization Notes with Contingent Protection (the “Notes”) are notes issued by UBS AG (“UBS”) linked to the performance of the common stock of a specific underlying company (the “underlying stock”). The Notes pay an enhanced coupon and provide either a return of principal or shares of the underlying stock at maturity. The enhanced coupon is designed to compensate you for the risk that you may receive a share of the underlying stock at maturity for each Note held that is worth less than your principal. At maturity, you will receive one share of the underlying stock for each of your Notes if the closing price of the underlying stock falls below the specified trigger price on any trading day during the term of your Notes. Otherwise, you will receive your principal in cash. We will make coupon payments during the term of the Notes regardless of the performance of the underlying stock. Investing in the Notes involves significant risks. You may lose some or all of your principal.

Features

❑ Enhanced coupon payments are made regardless of the performance of the underlying stock and are designed to compensate you for the risk that the Notes are not fully principal protected and that you could lose some or all of your principal.

❑ Contingent protection feature protects your principal only if the closing price of the underlying stock never falls below the specified trigger price during the term of the Notes and you hold the Notes to maturity:

•  If the closing price of the underlying stock never falls below the trigger price, at maturity you will receive a cash payment equal to your principal amount. You will not participate in any appreciation of the underlying stock at maturity.

•  If the closing price of the underlying stock falls below the trigger price on any trading day during the term of your Notes, at maturity you will receive one share of the underlying stock for each of your Notes. If you receive shares of the underlying stock at maturity, they may be worth less (or more) than your principal or may be worthless.

Key Dates*

Trade Date	March 26, 2007
Settlement Date	March 30, 2007
Final Valuation Date	March 25, 2008
Maturity Date	March 31, 2008

*	The Notes are expected to price on or about March 26, 2007 and settle on or about March 30, 2007. In the event that we make any changes to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the Notes remains the same.

Note Offerings

These preliminary terms relate to four separate Notes we are offering. Each Note is linked to the common stock of a different underlying company with a different coupon rate. The performance of each Note will not depend on the performance of any other Note.

The coupon rate for each Note will be set on the trade date.

Underlying Stocks	Coupon per annum*	Initial Price	Trigger Price	CUSIP	ISIN
Common stock of Apple Inc.	11.75% to 12.75%			90261J459	US90261J4590
Common stock of Halliburton Co.	10.50% to 11.50%			90261J442	US90261J4426
Common stock of Intel Corp.	8.75% to 9.75%			90261J434	US90261J4343
Common stock of Starbucks Corp.	7.75% to 8.75%			90261J426	US90261J4269
* Paid quarterly in arrears in four equal installments.

See “Additional Information about UBS and the Notes” on page 2. Each Note we are offering will have the terms set forth in the product supplement relating to the Notes, the accompanying prospectus and this free writing prospectus. See “Key Risks” on page 4 and the more detailed “Risk Factors” beginning on page PS-10 of the product supplement relating to the Notes for risks related to an investment in the Notes. Your Note does not guarantee any return of principal at maturity. At maturity, if you receive shares of the underlying stock, they may be worth less (or more) than your principal or may be worthless.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this free writing prospectus, or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The securities are not deposit liabilities of UBS AG and are not FDIC insured.

Series of Securities	Price to Public	Underwriting Discount	Proceeds to UBS AG
Apple Inc.
Per Security	100%	2.00%	98.00%
Halliburton Co.
Per Security	100%	2.00%	98.00%
Intel Corp.
Per Security	100%	2.00%	98.00%
Starbucks Corp.
Per Security	100%	2.00%	98.00%

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the Notes, which we refer to as the “Yield Optimization Notes with Contingent Protection product supplement” or the “YONCP product supplement”) with the Securities and Exchange Commission, or SEC, for the offerings to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC Web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-657-9836.

You may access these documents on the SEC web site at www.sec.gov as follows:

w YONCP product supplement dated February 28, 2007: http://www.sec.gov/Archives/edgar/data/1114446/000093041307001862/c47037.htm

w Prospectus dated March 27, 2006:
http://www.sec.gov/Archives/edgar/data/1114446/000095012306003728/y17280ae424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Yield Optimization Notes with Contingent Protection” or the “Notes” refer to four different Notes that are offered hereby. Also, references to the “YONCP product supplement” mean the UBS product supplement, dated February 28, 2007, relating to the Notes generally, and references to “accompanying prospectus” mean the UBS prospectus, dated March 27, 2006.

Common Terms for Each Offering of the Notes

Issuer	UBS AG, Jersey Branch (AA+/Aa2)[1]
Principal Amount per Note	Equal to the initial price (as defined below) of the applicable underlying stock
Term	1 Year[2]
Coupon Payment	Annual coupon payment paid quarterly in arrears, regardless of the performance of the underlying stock
Payment at Maturity (per Note)	➢ If the closing price of the applicable underlying stock never falls below the trigger price on any trading day during the observation period, at maturity we will pay you an amount in cash equal to your principal amount.
➢ If the closing price of the applicable underlying stock falls below the trigger price on any trading day during the observation period, at maturity we will deliver to you one share of the applicable underlying stock for each Note you own.
Each Note is not fully principal protected. The value of the shares you may receive at maturity could be worth less than your principal.
Closing Price	On any trading day, the last reported sale price of the applicable underlying stock on the principal national securities exchange on which it is listed for trading
Initial Price	The closing price of the applicable underlying stock on the trade date
Trigger Price	75% of the initial price
Observation Period	The period starting on the trade date and ending on, and including, the final valuation date

Determining Payment at Maturity for Each Offering of the Notes

You will receive one share of the applicable underlying stock for each Note you own.

w If the market price of the underlying stock on the maturity date is less than the initial price, the shares you receive at maturity will be worth less than the principal amount of your Notes.

w If the market price of the underlying stock on the maturity date is greater than the initial price, the shares you receive at maturity will be worth more than the principal amount of your Notes.

Your Notes are not fully principal protected. The value of the shares you may receive at maturity could be worth less than your principal.

[1]	UBS AG is rated AA+ by Standard & Poor’s and Aa2 by Moody’s. A credit rating reflects the creditworthiness of UBS AG and is not a recommendation to buy, sell or hold the Notes. UBS’ credit rating may change or be withdrawn at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

[2]	In the event that we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the Notes is one year.

Investor Suitability

The securities may be suitable for you if:

w You have a moderate to high risk tolerance.

w You are willing to receive shares of the applicable underlying stock at maturity that may be worth less than your principal.

w You believe the market price of the applicable underlying stock is not likely to appreciate by more than the value of the coupons paid on the Notes, and you are aware that UBS and its affiliates have recently published research that may be inconsistent with an investment in the Notes (see the “Key Risks” section below).

w You believe the closing price of the applicable underlying stock is not likely to fall below the trigger price at any time during the observation period.

w You are willing to make an investment that will be exposed to the same downside price risk as an investment in the applicable underlying stock.

w You are willing to accept the risk of fluctuations in the market price of the applicable underlying stock.

w You are willing to invest in the applicable Note based on the anticipated coupon range (the actual coupon rate will be determined on the trade date).

w You are willing to hold the Notes to maturity.

The securities may not be suitable for you if:

w You seek an investment that is 100% principal protected.

w You are not willing to receive shares of the applicable underlying stock at maturity.

w You believe the market price of the applicable underlying stock is likely to appreciate by more than the value of the coupons paid on the Notes.

w You believe the closing price of the applicable underlying stock is likely to fall below the trigger price during the observation period.

w You are not willing to accept the risks of owning equities in general and the applicable underlying stock in particular.

w You prefer lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

w You are unable or unwilling to hold the Notes to maturity.

w You seek an investment for which there will be an active secondary market.

What are the tax consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are complex and uncertain. By purchasing a Note, you and UBS hereby agree (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to characterize a Note for all tax purposes as an investment unit consisting of a non-contingent debt instrument and a contingent forward contract relating to the underlying stock. Under this characterization of the Notes, interest paid in respect of each offering of the Notes is divided into two components for tax purposes: the debt component and the contract component.

Debt component—The interest on the debt component is taxed as ordinary income in the year it was received or accrued depending on your method of accounting for tax purposes.

Contract component—The contract component is generally not taxed until sale or maturity. At maturity, the contract component is taxed either as a short-term capital gain if principal is repaid in cash or as a reduction of the cost basis if shares are delivered.

Coupon per Annum
	(to be determined	Debt Component	Contract Component
Offerings	on trade date)	per Annum	per Annum
Apple Notes	11.75% to 12.75%	•%	•%
Halliburton Notes	10.50% to 11.50%	•%	•%
Intel Notes	8.75% to 9.75%	•%	•%
Starbuck Notes	7.75% to 8.75%	•%	•%

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes as described above, but it would also be reasonable to treat your Notes as a single contingent debt instrument subject to the special tax rules governing contingent debt instruments. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes. Please read the discussion in “Supplemental U.S. Tax Considerations” on page PS-25 of the YONCP product supplement for a more detailed description of the tax treatment of your Notes.

Key Risks

An investment in any offering of the Notes involves significant risks. Some of the risks that apply to each offering of the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the YONCP product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

w Risk of Loss of Contingent Protection – Your principal will be protected only if the closing price of the applicable underlying stock never falls below the trigger price on any trading day during the observation period and the Notes are held to maturity. If the closing price of the applicable underlying stock falls below the trigger price on any trading day during the observation period, the contingent protection feature will be eliminated and you will be fully exposed at maturity to any decline in the market price of the applicable underlying stock. Greater expected volatility with respect to a Note’s underlying stock reflects a higher expectation as of the trade date that a stock could fall below its trigger price over the term of the Note. This greater expected risk will generally be reflected in a higher coupon payable on such Note. A stock’s volatility, however, can change significantly over the term of the Notes. The price of the underlying stock for your Note could fall sharply, which could result in a significant loss of principal.

w Single Stock Risk – The price of each underlying stock can rise or fall sharply due to factors specific to the underlying stock and issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions, and other events, and by general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

w There may be little or no secondary market for the Notes – No offering of the Notes will be listed or displayed on any securities exchange or any electronic communications network. A secondary trading market for the Notes may not develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in each offering of the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss.

w Owning the Notes is not the same as owning the applicable underlying stock – The return on your Notes may not reflect the return you would realize if you actually owned the applicable underlying stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the applicable underlying stock over the term of your Notes. Furthermore, the applicable underlying stock may appreciate substantially during the observation period and you will not participate in such appreciation unless the closing price of the applicable underlying stock falls below the trigger price at least once during the observation period. Moreover, you will only participate in the appreciation in these circumstances if the market price of the underlying stock on the maturity date is greater than the initial price.

w Credit of UBS – An investment in the Notes is subject to the credit risk of UBS, and the actual and perceived creditworthiness of UBS may affect the market value of the Notes.

w Price prior to maturity – The market price of your Notes will be influenced by many unpredictable and interrelated factors, including the market price of the applicable underlying stock and the expected price volatility of the underlying stock, the dividend rate on the underlying stock, the time remaining to the maturity of your Notes, interest rates, geopolitical conditions, economic, financial, political and regulatory or judicial events and the creditworthiness of UBS.

w Impact of fees on secondary market prices – Generally, the market price of the Notes in the secondary market is likely to be lower than the initial public offering price of the Notes, since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.

w Potential UBS impact on market price of underlying stock– Trading or transactions by UBS or its affiliates in the applicable underlying stock and/or over-the-counter options, futures or other instruments with returns linked to the performance of the applicable underlying stock may adversely affect the market price of the applicable underlying stock and, therefore, the market value of your Notes.

w Potential conflict of interest – UBS and its affiliates may engage in business with the issuer of the applicable underlying stock, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. The calculation agent, an affiliate of UBS, will determine whether the closing price on any trading day has fallen below the applicable trigger price and accordingly the payment at maturity on your Notes. The calculation agent may postpone the maturity date if a market disruption event occurs and is continuing on the final valuation date.

w Potentially inconsistent research, opinions or recommendations by UBS – UBS and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes. In particular, UBS Investment Bank and UBS Financial Services, both UBS affiliates, have recently published research that may be inconsistent with an investment in the Notes and may favor a direct investment in one of the underlying stock. Any such research, opinions or recommendations could affect the market price of the applicable underlying stock, and therefore the market value of your Notes.

w Antidilution adjustments – Although the calculation agent will adjust the amount payable at maturity by adjusting the number of shares of the underlying stock that may be delivered for certain corporate events affecting the underlying stock or the underlying issuer, such as stock splits and stock dividends, and certain other actions involving the applicable underlying stock, the calculation agent is not required to make an adjustment for every corporate event that can affect the applicable underlying stock. If an event occurs that does not require the calculation agent to adjust the number of shares of underlying stock that may be delivered at maturity, the market value of your Notes and the payment at maturity may be materially and adversely affected.

w Uncertain tax treatment – Significant aspects of the tax treatment of the Notes are uncertain. You should read carefully the section entitled “What are the tax consequences of the Notes?” above and the section entitled “Supplemental U.S. Tax Considerations” on page PS-25 of the YONCP product supplement and consult your own tax advisor about your own tax situation.

Hypothetical Examples

Hypothetical Examples – Note Returns at Maturity

The following examples illustrate the payment at maturity on a hypothetical offering of the Notes assuming the following*:

Term:	1 year
Coupon per annum:	10% (or $1.25 per quarter)
Initial price of the underlying stock:	$50.00 per share (75% of the initial price)
Trigger price:	$37.50
Principal amount:	$50.00 per Note (set equal to the initial price)
Dividend yield**:	1%

*   Actual coupon and terms for each Note to be set on the trade date.
** Full annual dividend yield assumed received by holders of the stock during the term of the Notes.

Scenario #1: The closing price of the stock never falls below the trigger price of $37.50 during the term of the Notes.

Since the closing price of the underlying stock did not fall below the trigger price of $37.50 on any trading day during the observation period, principal is protected and you will receive at maturity a cash payment equal to the principal amount of the Notes. This investment would outperform an investment in the stock if the price appreciation of the stock (plus dividends, if any) is less than 10%.

If the closing price of the underlying stock on the final valuation date is $50.00 (no change in the price of the stock):

Payment at Maturity:	$50.00
Coupons:	5.00	($1.25 x 4 = $5.00)
Total	$55.00
Total Return on the Notes:	10%

In this example, the total return on the Notes is 10% while the total return on the stock is 1% (including dividends).

If the closing price of the underlying stock on the final valuation date is $65.00 (an increase of 30%):

Payment at Maturity:	$50.00
Coupons:	5.00	($1.25 x 4 = $5.00)
Total	$55.00
Total Return on the Notes:	10%

In this example, the total return on the Notes is 10% while the total return on the stock is 31% (including dividends).

Scenario #2: The closing price of the stock falls below the trigger price of $37.50 during the term of the Notes.

Since the closing price of the underlying stock fell below the trigger price of $37.50 on one or more trading days during the observation period, you will receive at maturity one share of the underlying stock for every Note you hold. The value received at maturity and the total return on the Notes at that time depends on the closing price of the underlying stock on the maturity date.

If the closing price of the underlying stock on the final valuation date is $35.00 (a decline of 30%):

Payment at Maturity:	$35.00
Coupons:	5.00	($1.25 x 4 = $5.00)
Total	$40.00
Total Return on the Notes:	-20%

In this example, the total return on the Notes is a loss of 20% while the total return on the stock is a loss of 29% (including dividends).

If the closing price on the final valuation date is $42.00 (a decline of 16%):

Payment at Maturity:	$42.00
Coupons:	5.00	($1.25 x 4 = $5.00)
Total	$47.00
Total Return on the Notes:	-6%

In this example, the total return on the Notes is a loss of 6% while the total return on the stock is a loss of 15% (including dividends).

If the closing price on the final valuation date is $55.00 (an increase of 10%):

Payment at Maturity:	$55.00
Coupons:	5.00	($1.25 x 4 = $5.00)
Total	$60.00
Total Return on the Notes:	20%

In this example, the total return on the Notes is 20% while the total return on the stock is 11% (including dividends).

Hypothetical Return Table of the Notes at Maturity

The table below is based on the following assumptions*:

Term:	1 year
Coupon per annum:	10% (or $1.25 per quarter)
Initial price:	$50.00 per share
Trigger price:	$37.50 (75% of the initial price)
Principal amount:	$50.00 per Note (set equal to the initial price)
Dividend yield**:	1%

*   Actual coupon and terms for each Note to be set on the trade date.

** Full annual dividend yield assumed received by holders of the stock during the term of the Notes
Underlying Stock			Trigger Event Does Not Occur[1]		Trigger Event Occurs[2]
Final Stock	Stock Price	Total Return	Payment at	Total Return at	Payment at	Total Return at
Price	Return	at Maturity[3]	Maturity	Maturity[4]	Maturity	Maturity[4]
$75.00	50%	51%	$55.00	10%	$80.00	60%
$72.50	45%	46%	$55.00	10%	$77.50	55%
$70.00	40%	41%	$55.00	10%	$75.00	50%
$67.50	35%	36%	$55.00	10%	$72.50	45%
$65.00	30%	31%	$55.00	10%	$70.00	40%
$62.50	25%	26%	$55.00	10%	$67.50	35%
$60.00	20%	21%	$55.00	10%	$65.00	30%
$57.50	15%	16%	$55.00	10%	$62.50	25%
$55.00	10%	11%	$55.00	10%	$60.00	20%
$52.50	5%	6%	$55.00	10%	$57.50	15%
$50.00	0%	1%	$55.00	10%	$55.00	10%
$47.50	-5%	-4%	$55.00	10%	$52.50	5%
$45.00	-10%	-9%	$55.00	10%	$50.00	0%
$42.50	-15%	-14%	$55.00	10%	$47.50	-5%
$40.00	-20%	-19%	$55.00	10%	$45.00	-10%
$37.50	-25%	-24%	$55.00	10%	$42.50	-15%
$35.00	-30%	-29%	n/a	n/a	$40.00	-20%
$32.50	-35%	-34%	n/a	n/a	$37.50	-25%
$30.00	-40%	-39%	n/a	n/a	$35.00	-30%
$27.50	-45%	-44%	n/a	n/a	$32.50	-35%
$25.00	-50%	-49%	n/a	n/a	$30.00	-40%
$22.50	-55%	-54%	n/a	n/a	$27.50	-45%

1)	A trigger event does not occur if the closing price of the underlying stock never falls below the trigger price on any trading day during the observation period.
2)	A trigger event occurs if the closing price of the underlying stock falls below the trigger price on at least one trading day during the observation period.
3)	The total stock price return on the underlying stock includes a 1% cash dividend payment.
4)	Total return on the Notes includes coupon payments.

Information about the Underlying Stocks

Included on the following pages is a brief description of the underlying issuers of each of the respective underlying stocks. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each of the underlying stocks. The information given below is for the four calendar quarters in each of 2003, 2004, 2005 and 2006. Partial data is provided for the first calendar quarter of 2007. We obtained the closing price information set forth below from Bloomberg, L.P. without independent verification. You should not take the historical prices of the underlying stocks as an indication of future performance.

Each of the underlying stocks is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuers of the underlying stocks with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the respective issuers of the underlying stocks under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Apple Inc.

According to publicly available information, Apple Inc. (“Apple”) is a California corporation that designs, manufactures and markets personal computers and related software, services, peripherals and networking solutions. Apple also designs, develops and markets a line of portable digital music players along with related accessories and services including the online sale of third-party audio and video products. Apple sells its products worldwide through its online stores, its retail stores, its direct sales force and third-party wholesalers, resellers and value-added resellers. In addition, Apple sells a variety of third-party Macintosh and iPod compatible products including application software, printers, storage devices, speakers, headphones and various other accessories and supplies through its online and retail stores. Apple sells to education, consumer, creative professional, business and government customers. Information filed by Apple with the SEC under the Exchange Act can be located by reference to its SEC file number: 0-10030, or its CIK Code: 0000320193. Apple’s website is http://www.apple.com. Apple is headquartered in Cupertino, California and its common stock is listed on the Nasdaq Stock Exchange under the ticker symbol “AAPL.” Apple does not currently pay dividends on its common stock.

Historical Information

The following table sets forth the quarterly high and low closing prices for Apple’s common stock, based on daily closing prices on the primary exchange for Apple, as reported by Bloomberg, L.P. Apple’s closing price on February 27, 2007 was $83.93. The actual initial price will be the closing price of Apple’s common stock on the trade date.

Quarter	Quarterly High	Quarterly Low	Quarterly Close
2004
First Quarter	$13.96	$10.64	$13.52
Second Quarter	$16.85	$12.89	$16.27
Third Quarter	$19.38	$14.57	$19.38
Fourth Quarter	$34.22	$19.15	$32.20
2005
First Quarter	$45.07	$32.25	$41.67
Second Quarter	$43.74	$34.13	$36.81
Third Quarter	$53.84	$37.39	$53.61
Fourth Quarter	$74.98	$49.25	$71.89
2006
First Quarter	$85.59	$58.71	$62.72
Second Quarter	$71.89	$56.02	$57.27
Third Quarter	$77.61	$50.67	$76.98
Fourth Quarter	$91.81	$73.23	$84.84
2007
First Quarter (through 2/27/2007)	$97.10*	$83.27*	$83.93

* High and low prices are for the period from January 3, 2007 through February 27, 2007.

The graph below illustrates the performance of Apple’s common stock from January 31, 1996 through February 27, 2007, based on information from Bloomberg, L.P. The dotted line represents a hypothetical trigger price, equal to 75% of the closing price on February 27, 2007. The actual trigger price will be based on the closing price of Apple’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Halliburton Co.

According to publicly available information, Halliburton Company (“Halliburton”) is a Delaware corporation that provides various services, products, maintenance, engineering and construction to energy, industrial and governmental customers worldwide. It operates in six segments: Production Optimization, Fluid Systems, Drilling and Formation Evaluation, Digital and Consulting Solutions, Government and Infrastructure, and Energy and Chemicals. The Production Optimization segment tests, measures and provides means to manage well production in the energy sector. The Fluid Systems segment provides services and technologies to assist in the drilling and construction of oil and gas wells. The Drilling and Formation Evaluation segment primarily engages in the drilling and formation evaluation process during bore-hole construction. The Digital and Consulting Solutions segment provides integrated exploration, drilling, production software information systems, consulting services, real-time operations and other integrated solutions. It also holds investments in upstream oil and gas properties, primarily in the North America region. The Government and Infrastructure segment offers construction, maintenance and logistics services for government operations, facilities and installations; civil engineering, construction, consulting, and project management services for state and local government agencies and private industries; integrated security solutions; and dockyard operation and management. The Energy and Chemicals segment provides engineering, procurement, construction, technology and services for the energy and chemicals industries. Information filed by Halliburton with the SEC under the Exchange Act can be located by reference to its SEC file number: 1-03492, or its CIK Code: 0000045012. Halliburton’s website is http://www.halliburton.com. Halliburton is headquartered in Houston, Texas and its common stock is listed on the New York Stock Exchange under the ticker symbol “HAL.” Halliburton announced a quarterly cash dividend of $0.075 per share of its common stock on February 15, 2007. The dividend will be paid on March 22, 2007 to stockholders of record at the close of business on March 1, 2007.

Historical Information

The following table sets forth the quarterly high and low closing prices for Halliburton’s common stock, based on daily closing prices on the primary exchange for Halliburton Co., as reported by Bloomberg, L.P. Halliburton’s closing price on February 27, 2007 was $30.73. The actual initial price will be the closing price of Halliburton’s common stock on the trade date.

Quarter	Quarterly High	Quarterly Low	Quarterly Close
2004
First Quarter	$16.26	$13.02	$15.20
Second Quarter	$15.84	$13.97	$15.13
Third Quarter	$16.87	$13.65	$16.85
Fourth Quarter	$20.68	$16.77	$19.62
2005
First Quarter	$22.40	$18.79	$21.63
Second Quarter	$24.50	$20.30	$23.91
Third Quarter	$34.70	$23.21	$34.26
Fourth Quarter	$34.46	$27.55	$30.98
2006
First Quarter	$40.43	$32.30	$36.51
Second Quarter	$41.67	$34.14	$37.11
Third Quarter	$37.79	$26.57	$28.45
Fourth Quarter	$33.74	$26.91	$31.05
2007
First Quarter (through 2/27/2007)	$31.90*	$28.27*	$30.73

* High and low prices are for the period from January 3, 2007 through February 27, 2007.

The graph below illustrates the performance of Halliburton’s common stock from January 31, 1996 through February 27, 2007, based on information from Bloomberg, L.P. The dotted line represents a hypothetical trigger price, equal to 75% of the closing price on February 27, 2007. The actual trigger price will be based on the closing price of Halliburton’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Intel Corp.

According to publicly available information, Intel Corporation (“Intel”), a Delaware corporation, is a semiconductor chip maker, developing advanced integrated digital technology platforms for the computing and communications industries. Intel’s products include chips, boards and other semiconductor components that are the building blocks integral to computers, servers, and networking and communications products. Intel’s products include microprocessors; chipsets; motherboards; flash memory; wired and wireless connectivity products; communications infrastructure components, including network processors; application and cellular baseband processors; and products for networked storage. Its operating segments include the Digital Enterprise Group, the Mobility Group, the Flash Memory Group, the Digital Home Group, the Digital Health Group and the Channel Platforms Group. Information filed by Intel with the SEC under the Exchange Act can be located by reference to its SEC file number: 0-06217, or its CIK Code: 0000050863. Intel’s website is http://www.intelcom. Intel is headquartered in Santa Clara, California and its common stock is listed on the Nasdaq Stock Exchange under the ticker symbol “INTC.” Intel announced a quarterly cash dividend of $0.1125 per share of its common stock on January 18, 2007. The dividend will be paid on March 1, 2007 to stockholders of record at the close of business on February 7, 2007.

Historical Information

The following table sets forth the quarterly high and low closing prices for Intel’s common stock, based on daily closing prices on the primary exchange for Intel Inc., as reported by Bloomberg, L.P. Intel’s market price on February 27, 2007 was $20.03. The actual initial price will be the closing price of Intel’s common stock on the trade date.

Quarter	Quarterly High	Quarterly Low	Quarterly Close
2004
First Quarter	$34.24	$26.16	$27.20
Second Quarter	$28.99	$25.73	$27.60
Third Quarter	$27.02	$19.68	$20.06
Fourth Quarter	$24.80	$20.28	$23.39
2005
First Quarter	$25.11	$21.99	$23.23
Second Quarter	$27.70	$22.12	$26.02
Third Quarter	$28.71	$23.83	$24.65
Fourth Quarter	$27.43	$22.65	$24.96
2006
First Quarter	$26.47	$19.30	$19.46
Second Quarter	$20.11	$16.86	$19.00
Third Quarter	$20.77	$17.10	$20.57
Fourth Quarter	$22.33	$20.08	$20.25
2007
First Quarter (through 2/27/2007)	$22.30*	$20.03*	$20.03

* High and low prices are for the period from January 3, 2007 through February 27, 2007.

The graph below illustrates the performance of Intel’s common stock from January 31, 1996 through February 27, 2007, based on information from Bloomberg, L.P. The dotted line represents a hypothetical trigger price, equal to 75% of the closing price on February 27, 2007. The actual trigger price will be based on the closing price of Intel’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Starbucks Corp.

According to publicly available information, Starbucks Corporation (“Starbucks”) is a Washington corporation that offers brewed coffees, espresso beverages, cold blended beverages, various complementary food items, coffee-related accessories and equipment, a selection of premium teas and a line of compact discs through its retail stores. It also licenses its trademark for retail store operations, and grocery and warehouse club stores, as well as to produce and distribute its branded products. Starbucks operates retail stores primarily in the United States, Canada, the United Kingdom, Thailand, Australia, Germany, China, Singapore, Puerto Rico, Chile, and Ireland. Information filed by Starbucks with the SEC under the Exchange Act can be located by reference to its SEC file number: 0-20322, or its CIK Code: 0000829224. Starbucks’ website is http://www.starbucks.com. Starbucks is headquartered in Seattle, Washington and its common stock is listed on the Nasdaq Stock Exchange under the ticker symbol “SBUX.” Starbucks does not currently pay dividends on its common stock.

Historical Information

The following table sets forth the quarterly high and low closing prices for Starbucks’ common stock, based on daily closing prices on the primary exchange for Starbucks Corp, as reported by Bloomberg, L.P. Starbucks’ closing price on February 27, 2007 was $30.75. The actual initial price will be the closing price of Starbucks’ common stock on the trade date.

Quarter	Quarterly High	Quarterly Low	Quarterly Close
2004
First Quarter	$19.48	$16.46	$18.94
Second Quarter	$22.09	$18.62	$21.75
Third Quarter	$23.94	$21.29	$22.73
Fourth Quarter	$31.94	$23.55	$31.18
2005
First Quarter	$30.80	$24.79	$25.83
Second Quarter	$28.13	$22.78	$25.83
Third Quarter	$26.35	$23.08	$25.05
Fourth Quarter	$31.96	$24.91	$30.01
2006
First Quarter	$37.63	$30.24	$37.63
Second Quarter	$39.63	$34.93	$37.76
Third Quarter	$38.02	$29.55	$34.05
Fourth Quarter	$39.43	$35.20	$35.42
2007
First Quarter (through 2/27/2007)	$36.29*	$30.75*	$30.75

* High and low prices are for the period from January 3, 2007 through February 27, 2007.

The graph below illustrates the performance of Starbucks’ common stock from January 31, 1996 through February 27, 2007, based on information from Bloomberg, L.P. The dotted line represents a hypothetical trigger price, equal to 75% of the closing price on February 27, 2007. The actual trigger price will be based on the closing price of Starbucks’ common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

As of September 30, 2006 (unaudited)	CHF	USD
	(in millions)
Debt
Debt issued(1)	311,351	248,878
Total Debt	311,351	248,878
Minority Interest(2)	6,300	5,036
Shareholders’ Equity	48,403	38,691
Total capitalization	366,054	292,604

(1) Includes Money Market Paper and Medium Term Notes as per Balance Sheet position. (2) Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.79935 (the exchange rate in effect as of September 30, 2006).

Supplemental Plan of Distribution

We expect to deliver each offering of the Notes against payment on or about the fourth business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the trade date will be required, by virtue of the fact that each Note initially will settle in four business days (T+4), to specify alternative settlement arrangements to prevent a failed settlement.